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                                                                    Exhibit 23.3


                        INDEPENDENT AUDITORS' CONSENT


The Board of Directors
U.S. Office Products Company:

We consent to the incorporation by reference in the registration statements on Form S-8 (333-01574, 333-12789 and 333-2458); Form S-3 (333-10383 and
333-14025); Form S-4 (333-13133) and Post Effective Amendment No. 1 to Form S-4 on Form S-8 )333-36463) of U.S. Office Products Company of our report dated August 28, 1996 with respect to the balance sheet of Hano Document Printers, Inc. as of December 31, 1995, and the related statements of income, stockholders' equity, and cash flows for the year then ended which report appears in the April 25, 1998 annual report on Form 10-K of U.S. Office Products Company.


/s/  KPMG Peat Marwick LLP
--------------------------

Norfolk, Virginia
July 20, 1998